Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

APELLIS PHARMACEUTICALS, INC.

at

$41.00 per share, net in cash, plus one non-transferable contingent value right for each share, which represents the contractual right to receive contingent cash payments of up to an aggregate of $4.00 per share upon the achievement of specified milestones, pursuant to the Offer to Purchase, dated April 14, 2026 by

ASPEN PURCHASER SUB, INC.

a wholly owned indirect subsidiary of

BIOGEN INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY,

EASTERN TIME, ON MAY 13, 2026 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MAY 13, 2026),

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

April 14, 2026

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

Aspen Purchaser Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Biogen Inc., a Delaware corporation (“Biogen”), and Biogen have appointed Innisfree M&A Incorporated to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Apellis Pharmaceuticals, Inc., a Delaware corporation (“Apellis”), in exchange for (i) $41.00 per Share, net to the seller in cash, without interest and subject to reduction for any applicable tax withholding (the “Cash Amount”), plus (ii) one contractual, non-transferable contingent value right per Share (each, a “CVR”) representing the right to receive contingent cash payments of up to an aggregate of $4.00 in cash, without interest and subject to reduction for any applicable tax withholding, upon the achievement of certain specified milestones in accordance with the terms and conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Biogen, Apellis and a rights agent (the “Rights Agent”) mutually acceptable to Biogen and Apellis (the Cash Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of April 14, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF APELLIS UNANIMOUSLY RECOMMENDS THAT APELLIS STOCKHOLDERS TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at the end of the day, Eastern Time, on May 13, 2026 (one minute after 11:59 p.m., Eastern Time, on May 13, 2026) (the “Expiration Time”), unless the Offer is extended pursuant to and in accordance with the Merger Agreement (as defined below) (in which event the “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated as of April 14, 2026;

2.	Letter of Transmittal, including Internal Revenue Service Form W-9, to be used by stockholders of Apellis in accepting the Offer and tendering the Shares;

3.	Apellis’ Solicitation/Recommendation Statement on Schedule 14D-9;

4.

a printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.

Notice of guaranteed delivery to be used to accept the Offer if certificates representing the Shares and all other required documents cannot be delivered to Equiniti Trust Company, LLC, which is acting as the depositary and paying agent for the Offer (the “Depositary”), prior to the Expiration Time, if the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Time or if time will not permit all required documents to reach the Depositary prior to the Expiration Time; and

6.	return envelope addressed by mail to: Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite #101, Attn: Onbase-Reorganization Department, Mendota Heights, Minnesota 55120.

The obligation of Purchaser to purchase Shares tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement (the “Offer Conditions”), including: (i) that, immediately prior to the Expiration Time, the number of Shares validly tendered (and not validly withdrawn) pursuant to the Offer (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined by Section 251(h)(6)(f) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with any Shares then beneficially owned by Biogen or any subsidiary of Biogen, represent at least one Share more than 50% of the Shares then outstanding (the “Minimum Condition”); (ii) the expiration or termination of the waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Regulatory Condition”); (iii) the absence of any order, executive order, stay, decree, judgment, injunction (preliminary or permanent) or law issued, enacted, promulgated, enforced or entered by a governmental entity of competent jurisdiction in any jurisdiction in which Biogen and its subsidiaries or Apellis and its subsidiaries have business operations or assets, in each case, that are material to Biogen and its subsidiaries, taken as a whole, or to Apellis and its subsidiaries, taken as a whole, that is in effect as of immediately prior to the Expiration Time which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger (the “Non-Prohibition Condition”); (iv) the accuracy of the representations and warranties of Apellis contained in the Merger Agreement as of immediately prior to the Expiration Time, subject to varying materiality thresholds specified therein, including that (A) the representation regarding the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) since December 31, 2025 must be true and correct in all respects, (B) specified representations regarding capitalization must be true and correct in all but de minimis respects, (C) specified representations regarding corporate organization, authority, absence of conflict with organizational documents and brokers must be true and correct in all material respects and (D) all other representations must be true and correct except where the failure to be so would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Representations Condition”); (v) Apellis’ compliance with, and performance of, in all material respects all of its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Time (the “Covenants Condition”); (vi) the receipt by Biogen of a certificate, dated as of the date on which the Acceptance Time (as defined in the Merger Agreement) occurs, signed by an executive officer of Apellis certifying that the Representations Condition and the Covenants Condition have been satisfied; and (vii) the Merger Agreement not having been validly terminated in accordance with its terms (the “Termination Condition”). The Minimum Condition, the Regulatory Condition, the Non-Prohibition Condition and the Termination Condition may not be waived by Biogen or Purchaser without the prior written consent of Apellis.

Neither the consummation of the Offer nor the Merger is subject to any financing condition.

The conditions to the Offer are described in more detail in Section 15—“Conditions to the Offer” of the Offer to Purchase.

The board of directors of Apellis unanimously recommends that Apellis stockholders tender their Shares pursuant to the Offer. The board of directors of Apellis has unanimously (i) determined and declared that it is in the best interests of Apellis and its stockholders that Apellis enter into the Agreement and Plan of Merger dated March 31, 2026, by and among Biogen, Purchaser and Apellis (as it may be amended from time to time, the “Merger Agreement”) and the CVR Agreement and consummate the Merger (as defined below) and that the stockholders of Apellis accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved and declared the advisability of the Merger Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (iii) resolved that the Merger will be effected under Section 251(h) of the DGCL; (iv) declared that the terms of the Offer and the Merger are fair to Apellis and its stockholders and (v) resolved to recommend that Apellis’ stockholders accept the Offer and tender their Shares pursuant to the Offer, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer, subject to the terms and conditions set forth in the Merger Agreement and in accordance with the DGCL, Purchaser will merge with and into Apellis, with Apellis continuing as the surviving corporation and a wholly owned subsidiary of Biogen (the “Merger”). The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, with no stockholder vote required to consummate the Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger will become effective upon the time of the due filing of a certificate of merger in respect of the Merger with, and acceptance by, the Secretary of State of Delaware, or at such subsequent time and date as Biogen and Apellis will, subject to the terms of the Merger Agreement, agree and specify in such certificate of merger (the “Effective Time”). As a result of the Merger, Apellis will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Biogen.

At the Effective Time, each Share (other than Shares that are (a) held in the treasury of Apellis, (b) irrevocably accepted for purchase in the Offer by Purchaser and “received” (as such term is defined by Section 251(h)(6)(f) of the DGCL) by Purchaser, (c) held by Biogen, Purchaser or any other wholly owned subsidiary of Biogen as of both the commencement of the Offer and immediately prior to the Effective Time and (d) held by stockholders who are entitled to, and properly demand, appraisal for such Shares in accordance with Section 262 of the DGCL) will be cancelled and converted into the right to receive the Offer Price without interest, subject to reduction for any applicable withholding taxes.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s irrevocable acceptance for purchase of such Shares pursuant to the Offer. Upon the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Cash Amount for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. For the avoidance of doubt, Biogen is not required to deposit any funds related to any CVR with the Depositary; neither Purchaser nor Biogen will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may, nevertheless, retain tendered Shares on Purchaser’s behalf, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described in more detail under Section 4—“Withdrawal Rights” of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended.

At or prior to the Acceptance Time, Biogen, Apellis and the Rights Agent will execute the CVR Agreement, which will govern the terms of the CVRs. Neither Purchaser nor Biogen will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11—“The Transaction Agreements” of the Offer to Purchase.

In all cases, payment for Shares validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares, if any, or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of book-entry transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either Share Certificates or a timely Book-Entry Confirmation should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither Biogen nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to Innisfree M&A Incorporated in its capacity as the Information Agent and Equiniti Trust Company, LLC in its capacity as the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by you in forwarding offering materials to your customers.

Stockholders whose Share Certificates are not immediately available or who cannot deliver all other required documents to the Depositary prior to the Expiration Time or who cannot complete the procedures for book-entry transfer prior to the Expiration Time may nevertheless tender their Shares by following the guaranteed delivery procedures set forth in the Offer to Purchase and the Letter of Transmittal.

Questions or requests for assistance or additional copies of the enclosed materials may be directed to the Information Agent or the undersigned at the address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, BIOGEN, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER THAT IS NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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